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Exhibit 10.4

Amendment No. 2 to the Robert Half International Inc.
Restated Retirement Agreement

        This agreement is effective October 22, 2003, and amends the terms of the Robert Half International Inc. Restated Retirement Agreement (the "Retirement Agreement') previously entered into between Robert Half International Inc. (the "Company") and Harold M. Messmer, Jr.

  1.    Section 1(g) of the Retirement Agreement is amended to read as follows:

          "Covered Compensation" means (1) $2500 plus (2) one-twelfth of the combination of Salary and Bonus paid to Participant with respect to calendar year 2000.

  2.    Section 6(b)(1) of the Retirement Agreement is amended, to read as follows:

          (b)(1)(A)    Upon termination of Participant's employment, the Company shall purchase and deliver to Participant an annuity to fund the obligations of the Company to Participant pursuant hereto, as such obligations exist as of the date of termination. The annuity to be purchased shall be determined by obtaining bids from insurance companies that meet the requirements set forth in the definition of "Current Actuarial Value of the Company's Obligations," and taking into account those bids that would be taken into account if the Company were soliciting bids to satisfy its funding obligation under subsection (a). For the purpose of determining the specifications for the annuity to be purchased, there shall be applied the modification to the definition of "Annual Percentage Increase in CPI" described in Section 1(j)(2). The annuity contract to be purchased shall be the middle bid of the bids obtained (if an even number of bids are obtained, the least expensive bid shall be ignored if an annuity contract is to be purchased).

          (B)  The Participant may direct that a portion of the funds that would otherwise be used to purchase the annuity described in (A) be remitted by the Company to satisfy the tax withholding obligations that would apply to Participant on account of such purchase. In the event of such direction, the funds used to purchase the annuity shall be reduced by the amount remitted.

          (C)  Alternatively, at the request of Participant, the Company shall pay Participant in a lump sum an amount equal to the average of all the bids that are taken into account under (A). If no annuity bid can be obtained from an insurance company that meets the criteria of Section 1(j)(1)(A) or (B), the Participant shall be paid a lump sum calculated in accordance with Section 1(j)(1)(E).

  3.    Subsection (c) is added to §6 of the Retirement Agreement, to read as follows:

          (c)(1)    Subsection (b)(1) provides for payment of Participant's retirement obligation by delivery of an insurance company annuity contract or a cash lump sum. In lieu of the delivery of such insurance company annuity contract or a cash lump sum, Participant shall have the right to choose that all or a portion of his benefit be paid by the Company (the "Company Payment") upon his termination of employment. Such Company Payment election shall only be effective if it is delivered to the Company in the year prior to Participant's termination of employment and at least six months prior to such termination. Any election may be modified, except that such modification will only be effective if Participant terminates in the year after such modification and six months or more after the date of modification. Making the election in this subsection (c) does not modify the application of subsection (b)(3).

          (2)   The following paragraphs of this subsection illustrate the manner in which the Company Payment election applies. For purposes of this illustration, assume that Participant determines that 60% of his monthly benefit shall be payable by the Company.

          (3)   In the case of an election to receive 60% of the benefit from the Company, the other 40% of the Participant's benefit shall be payable as set forth in (b) above, i.e., either by distribution of a cash lump sum or an insurance company annuity contract, except that the calculations under (b) shall be based on 40% of the promised benefit. Subsection (b)(2) shall be modified, however, so that, the trust described in that subsection shall not terminate; instead, there shall only be withdrawn from the trust an amount equal to the purchase price of the insurance company annuity contract, or the cash paid to Participant, as the case may be. Notwithstanding the preceding sentence, no amount shall be withdrawn from the trust if the remaining amount in the trust is less than the Current Actuarial Value of the Company's Obligations (computed with respect to the remaining Company obligation); any difference between what can be withdrawn from the trust and the amount payable to the Participant shall be paid directly by the Company. The adjustment mechanism of (b)(3) shall continue to apply to the 40% of the Participant's benefit that has been paid under (b).

          (4)   The remaining 60% of the Company's obligations shall be satisfied by monthly payments by the Company to the Participant. After these payments are made by the Company, the Company shall have the right to be reimbursed annually from the trust within 60 days following each June 30 in an amount equal to such payments to the Participant over the prior 12 months. Furthermore, within 60 days of each June 30, if requested by the Participant, the Company shall make additional payments to the trust, if required, so that the trust is funded in an amount equal to the Current Actuarial Value of the Company's Obligations, except that the funding obligation shall be computed only with reference to the benefits due under this Agreement that were not previously satisfied by the distribution of cash or an insurance company annuity contract under (b).

          (5)   At any time subsequent to termination of employment Participant may determine that, instead of the Company Payments described in this subsection (c), he wishes to receive an insurance company annuity contract or cash lump sum in settlement of the remaining value of the Company Payments due with respect to the 60% benefit. To receive the lump sum, Participant shall deliver a notice to Company requesting such lump sum. Company will thereupon as quickly as practicable (but in no event later than 30 days from the delivery of the notice) compute the amount to be paid using the methodology set forth in subsection (b) above, and Participant will be given a choice between the receipt of cash or an insurance company annuity contract, as set forth in subsection (b). Notwithstanding the preceding sentences of this paragraph (5), the amount to be paid Participant will be reduced by 6%. For example, if the lump sum otherwise payable to Participant were $5,000,000, participant would only receive a lump sum of $4,700,000, and the $300,000 balance would be forfeited to the Company. Subsequent to receipt of an insurance company annuity contract or a cash lump sum under this paragraph (5), the adjustment mechanism of (b)(3) shall apply to the Company Payments that have been so settled, but applied as if the monthly payment obligation were 94% of the originally computed amount. Subsequent to settlement under this paragraph, the trust established pursuant to this section shall terminate as described in subsection (b)(2).

            (A)  In addition to the right to receive the entire value of the Company Payment as an insurance company annuity contract or cash lump sum, Participant may elect that a smaller portion of the Company Payment be payable as an insurance company annuity contract or cash lump sum, in which case the remaining portion of his Company Payment shall continue to be paid as described in this subsection (c), including the right to settle the remaining portion under this paragraph (5).

          (6)   The settlement mechanism in this subsection (c) shall apply in the event of Participant's death prior to termination of employment, except that Participant's Designated Beneficiary shall have the right to make the decisions that would otherwise be reserved to Participant. In the event that Participant terminates employment and is receiving Company Payments at his death, the settlement mechanism in this subsection (c) shall apply to his Designated Beneficiary. The option to receive Company Payments rather than a insurance company annuity contract or a cash lump sum shall only be available if an election is filed by the Designated Beneficiary prior to death no later than the time described in paragraph (1) above.

          (7)   Instead of the Company Payments described above, the Participant may elect that the Company pay his benefit in the form of a fixed number of annual installments, to be paid at the election of the Participant over a number of years selected by the Participant, which number shall be from 2 to 10 years. The installments shall have the same "Actuarial Value" as the Company Payments described in (1). For this purpose, "Actuarial Value" shall be computed by using (A) the interest assumption specified in Section 417(e)(3) of the Internal Revenue Code (using the applicable interest rate for the second month preceding the date on which distribution commences), (B) the mortality assumptions specified in Section 417(e)(3) of the Internal Revenue Code, and (C) the fixed percentage described in Section 1(j)(2) as the CPI assumption. At any time during the period of payout of the installments, the Participant may make the election described in (5). If such an election is made, the value of the lump sum to be received shall be computed using the interest assumption in this subsection and the 6% discount described in (5) shall apply. In addition to the installment payments described in this paragraph, the Participant may propose a different form of alternative payment in his notice of election; the Company at its discretion may determine whether to agree to such different form of alternative payment.

          Executed November 13, 2003, and effective October 22, 2003.

ROBERT HALF INTERNATIONAL INC.
BY	/s/ M. KEITH WADDELL

HAROLD M. MESSMER, JR.
/s/ HAROLD M. MESSMER, JR.

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  Exhibit 10.4